Exhibit 10.1

EXHIBIT A

INCENTIVE COMPENSATION SCHEDULE

CEO BONUS COMPENSATION

PART I – BONUS

2004/05

For 2004 and 2005 (and any Renewal Term), Executive shall be entitled to a bonus equal to .825% of EBITDA if Company’s ROA is in the top ½ of public homebuilders having revenues of $500 million or more per year, and an additional .825% of EBITDA if the Company’s ROE is in the top one-half of these public builders.  If either measurement falls within the 33% to 49% percentile, the bonus shall be .5363% of EBITDA for the applicable measurement.  If either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement.